264 Putnam Asset Allocation Funds - Conservative Portfolio attachment
9/30/05 Annual

Because of the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

53A	For the year ended September 30, 2005, Putnam Management
has assumed $10,750 of legal, shareholder servicing and communication, audit and Trustee fees incurred by the fund in connection with certain legal and regulatory matters.

72DD1 (000s omitted)

Class A	10,513
Class B	1,742
Class C	552

72DD2 (000s omitted)

Class M	221
Class R	5
Class Y	6,226

73A1

Class A	0.204
Class B	0.136
Class C	0.137

73A2

Class M	0.158
Class R	0.182
Class Y	0.229

74U1 (000s omitted)

Class A	40,583
Class B	11,882
Class C	4,212

74U2 (000s omitted)

Class M	1,396
Class R	46
Class Y	40,510

74V1

Class A	9.33
Class B	9.25
Class C	9.24

74V2

Class M	9.25
Class R	9.38
Class Y	9.31



Other matters

In connection with a review of compliance procedures and controls, Putnam Management discovered that in early January 2001, certain Putnam employees had willfully circumvented controls in connection with the correction of operational errors with respect to a 401(k) clients investment in certain Putnam funds, which led to losses in the funds. Putnam made restitution of approximately $27,000 on February 27, 2004. Putnam has also made a number of personnel changes, including senior managers, and has implemented changes in procedures. Putnam has informed the SEC, the funds Trustees and independent auditors. The SEC is investigating this matter.